Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INSIGHT ENTERPRISES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Insight Enterprises, Inc., a corporation organized under and by virtue of the DGCL (the “Corporation”), has adopted the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

1. The name of the Corporation is Insight Enterprises, Inc.

2. The following amendments (collectively, the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) were duly adopted by resolution of the Board of Directors of the Corporation on December 2, 2014. The Amendment was adopted by the stockholders of the Corporation at a meeting of stockholders duly called and held on May 19, 2015.

3. The Certificate of Incorporation is hereby amended by deleting Section 5 and inserting in lieu a new Section 5 to read as follows:

5. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

Until the election of directors at the 2016 annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2016 Annual Meeting, the directors in Class II having a term expiring at the 2017 Annual Meeting and the directors in Class III having a term expiring at the 2018 Annual Meeting. Commencing with the election of directors at the 2016 Annual Meeting, pursuant to Section 141(d) of the DGCL, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2017 Annual Meeting and the directors in Class II having a term that expires at the 2018 Annual Meeting. The successors of the directors who, immediately prior to the 2016 Annual Meeting, were members of Class I (and whose terms expire at the 2016 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2016 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2017 Annual Meeting) shall become members of Class I for a term expiring at the 2017 Annual Meeting; and the directors who, immediately prior to the 2016 Annual Meeting, were members of Class III (and whose terms were scheduled to expire at the 2018 Annual Meeting) shall be members of Class II for a term expiring at the 2018 Annual Meeting.

Commencing with the election of directors at the 2017 Annual Meeting, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2018 Annual Meeting. The successors of the directors who, immediately prior to the 2017 Annual Meeting, were members of Class I (and whose terms expire at the 2017 Annual Meeting) shall be elected to Class I and the directors who, immediately prior to the 2017 Annual Meeting, were members of Class III (and whose terms were scheduled to expire at the 2018 Annual Meeting) shall become members of Class I for a term expiring at the 2018 Annual Meeting.

From and after the election of directors at the 2018 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2018 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the terms of the class in which such director shall have been elected or, following the termination of the division of directors into classes, each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders held after his or her election as director and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

4. The Certificate of Incorporation is hereby amended by deleting Section 6 and inserting in lieu thereof a new Section 6 to read as follows:

6. Removal of Directors. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) any director in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 19th day of May, 2015.

INSIGHT ENTERPRISES, INC.

By:
Name:
Title:

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